” <> “ Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

by and between

Cypress Pharmaceuticals, Inc.

and

PediatRx, Inc.

i

EXHIBITS

A -	Outstanding Inventory Purchase Order
B -	Press Release

SELLER DISCLOSURE SCHEDULE

1.25	Trademarks and Servicemarks
4.2	Purchase Price Allocation
6.2(a)	Seller Governmental Consents
6.2(b)	Required Seller Third Party Consents
6.2(c)	Other Seller Third Party Consents
6.5(a)	Registered Intellectual Property
6.7	Compliance
6.9	Regulatory Approvals
6.12	Income Statement

BUYER DISCLOSURE SCHEDULE

7.3	Buyer Consents

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 22nd day of July, 2010 (the “Closing Date”), by and between Cypress Pharmaceuticals, Inc., a Mississippi corporation, with principal offices located at 135 Industrial Blvd., Madison, MS 39110, (“Seller”) and PediatRx, Inc., a wholly-owned subsidiary of Striker Energy Corp. and a corporation formed pursuant to the laws of the State of Nevada, with principal offices located at 90, Fairmount Road West, Califon, NJ, 07830 USA (“Buyer”).

RECITALS

     WHEREAS, Seller is a specialty pharmaceutical company focused on the development and marketing of prescription pharmaceutical products, including the product known as Granisol™ (granisetron HCl) Oral Solution.

     WHEREAS, Buyer is a corporation changing its business focus to a specialty pharmaceutical company focused on the development and marketing of prescription pharmaceutical products for the pediatric pharmaceutical marketplace.

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets, tangible and intangible, associated with the product known as Granisol™ (granisetron HCl) Oral Solution on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I. DEFINITIONS

     As used in this Agreement, the following defined terms have the meanings described below:

     1.1 “Accounts Receivable” means all trade accounts and notes receivable and other miscellaneous receivables related to sales of the Product, including those that are not evidenced by instruments or invoices, existing as of the Closing.

     1.2 “Action or Proceeding” means any action, suit, proceeding, arbitration, order, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) threatened, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

     1.3 “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

     1.4 “Assets and Properties” and “Assets or Properties” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

     1.5 “Assumed Liabilities” means (i) all Liabilities and obligations that Buyer has expressly assumed or agreed to assume under this Agreement; (ii) all Liabilities and obligations under or pursuant to the Supply Agreement to be performed following the Closing except for the purchase price due under the Outstanding Inventory Purchase Order; (iii) Government Rebates that become payable after the Closing related only to Product sold by the Buyer during full calendar quarters after the Closing and a pro rata portion, determined as described below, of any Government Rebates paid for with respect to the calendar quarter in which the Closing occurs; (iv) Other Rebates that are submitted related only to Product sold by the Buyer during full calendar quarters after the Closing and a pro rata portion, determined as described below, of Other Rebates paid with respect to the calendar quarter in which the Closing occurs; (v) Liabilities and obligations relating to recalls or returns of Product related only to Product sold by the Buyer after Closing; (vi) product liability claims or threatened claims or injuries caused by the Product related only to Product sold by the Buyer after the Closing; and (vii) other Liabilities and obligations that arise out of or are related to the Purchased Assets (including the Regulatory Approvals) or the Product, attributable to occurrences and circumstances arising after the Closing. For purposes of this Section 1.5, Buyer’s pro rata share of any Government Rebate or Other Rebate payable with respect to the calendar quarter in which the Closing occurs will be determined based on the number of calendar days left in the calendar quarter as of the Closing Date as a percentage of the total number of calendar days in such calendar quarter.

     1.6 “Books and Records” means all files, documents, instruments, papers, books and records (scientific or financial) of Seller or an Affiliate of Seller to the extent specifically related to the Purchased Assets or the Product, including any pricing lists, customer lists (to the extent owned by Seller or its Affiliates), vendor lists, financial data, regulatory information or files (including adverse event reports and annual regulatory reports), litigation, adverse claims or demands, investigation information or files, trademark registration certificates, trademark renewal certificates, and other documentation relating to the Intellectual Property, the Product or the Regulatory Approvals, but excluding any such items (i) to the extent that any applicable Law prohibits their transfer, (ii) to the extent that any transfer thereof would cause Seller or any of its Affiliates to violate confidentiality provisions thereunder, or (iii) specifically prepared by Seller for the negotiation of this Agreement.

     1.7 “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Mississippi are authorized or obligated to close.

     1.8 “Buyer Disclosure Schedule” has the meaning set forth in the preamble of Article VII to this Agreement.

     1.9 “Buyer Consents” has the meaning set forth in Section 7.3.

     1.10 “Closing” has the meaning set forth in Section 5.1.

     1.11 “Closing Date” has the meaning set forth in the first paragraph hereof.

     1.12 “Contract” means any and all legally binding commitments, contracts, purchase orders, leases, or other agreements, whether written or oral.

     1.13 “Corporate Names” has the meaning set forth in Section 8.7(a) .

     1.14 “Damages” has the meaning set forth in Section 11.2(a) .

     1.15 “Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

     1.16 “Excluded Assets” means all Assets and Properties of Seller and its Affiliates except the Purchased Assets. The term “Excluded Assets” includes, but is not limited to Accounts Receivables.

     1.17 “Excluded Liabilities” means all Liabilities of Seller and its Affiliates except the Assumed Liabilities. The term “Excluded Liabilities” includes, by example, the following, in each case, to the extent related to Product sold by Seller or any of its Affiliates prior to Closing: all Liabilities of Seller and its Affiliates for chargebacks, Government Rebates or Other Rebates, except to the extent specifically included in the definition of Assumed Liabilities, recalls and returns, product liability claims or threatened claims or injuries caused by Product sold by Seller or any of its Affiliates prior to the Closing and other Liabilities and obligations that arise out of or are related to the Purchased Assets (including the Regulatory Approvals) or the Product sold by Seller or any of its Affiliates prior to the Closing.

     1.18 “Expiration Date” means the date that is eighteen (18) months after the Closing Date.

     1.19 “FDA” means the United States Food and Drug Administration.

     1.20 “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision.

     1.21 “Government Rebates” means all state and federal Medicaid/Medicare rebates related to the Product.

     1.22 “Indemnification Claim Notice” has the meaning set forth in Section 11.2(c) .

     1.23 “Indemnified Party” has the meaning set forth in Section 11.2(c) .

     1.24 “Indemnitee” and “Indemnitees” have the respective meanings set forth in Section 11.2(c) ..

     1.25 “Intellectual Property“ means any and all of the following intellectual property rights owned by or licensed to Seller and its Affiliates, to the extent primarily used in connection with or primarily pertaining to the Product: (i) Product Know-How; (ii) internet domain names in the United States; and (iii) the trademarks and service marks listed in Schedule 1.25. The term Intellectual Property shall include, without limitation, the Registered Intellectual Property.

     1.26 “Inventory” means all inventory of finished Product owned as of the Closing by Seller or any of its Affiliates, and any amounts delivered under the Outstanding Inventory Purchase Order.

     1.27 “Knowledge” with respect to any Party, means the actual knowledge of the senior executive officers (or persons performing similar functions) of such Person, after reasonable inquiry.

     1.28 “Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental Authority.

     1.29 “Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for Taxes.

     1.30 “Material Adverse Effect” means an effect or condition that individually or in the aggregate is materially adverse to (i) the Purchased Assets taken as a whole; or (ii) the Product taken individually. An adverse matter with a value of Fifty Thousand Dollars (US$50,000) or more shall be deemed to have a Material Adverse Effect for purposes of this Agreement.

     1.31 “Ordinary Course of Business” means such action that is consistent with the past practices of the Product.

     1.32 “Other Rebates” means all credits, chargeback rebates, utilization based rebates, reimbursements, refunds, discounts, allowances, returns and similar payments to wholesalers and other distributors, buying groups, insurers and other institutions related to the Product.

     1.33 “Other Seller Third Party Consents” has the meaning set forth in Section 6.2(c) .

     1.34 “Outstanding Inventory Purchase Order” shall mean the purchase order for Product attached to this Agreement as Exhibit A.

     1.35 “Party” means each of Buyer and Seller.

     1.36 “Permitted Encumbrance” means any minor imperfection of title or similar Encumbrance that individually or in the aggregate would not have a adverse effect with a value of more than $20,000.

     1.37 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

     1.38 “Product” shall mean Granisol® (granisetron HCl) oral solution

     1.39 “Product Know-how” means any and all trade secrets, know how and information to the extent owned or controlled by Seller or any of its Affiliates and related solely to Product or the Purchased Assets, including without limitation: (i) formulas, processes and methods used in the manufacture of Product, included related trade secrets; (ii) stability data, and (iii) data from clinical trials.

     1.40 “Purchase Price” has the meaning set forth in Section 4.1.

     1.41 Purchased Assets” means, subject to Section 2.2: (i) the Intellectual Property; (ii) the Supply Agreement; (iii) the Books and Records; (iv) the Regulatory Approvals; (v) all website addresses and URLs incorporating the Product’s name or trademark; (vi) the Inventory and (vii) any other assets that are owned by Seller or any of its Affiliates and used exclusively in connection with the manufacture, production, packaging, distribution, marketing or sale of Product, but not including any property, plant or equipment or other fixed assets.

     1.42 “Registered Intellectual Property” means all of the following Intellectual Property registered or filed in the United States: (i) the trademarks listed on Schedule 6.5(a) and (ii) internet domain names registered with registrars accredited by the Internet Corporation for Assigned Names and Numbers.

     1.43 “Required Seller Third Party Consents” has the meaning set forth in Section 6.2(b) .

     1.44 “Regulatory Approvals” means the regulatory approvals, licenses and registrations for Product identified in Section 6.9 of the Seller Disclosure Schedule, all supplements thereto and the official regulatory files in Seller’s or any of its Affiliates’ possession or control as of the Closing relating thereto.

     1.45 “Seller Disclosure Schedule” has the meaning set forth in the preamble to Article VI of this Agreement.

     1.46 “Seller Governmental Consents” has the meaning set forth in Section 6.2(a) .

     1.47 “Shared Know-How” means any and all trade secrets, know how and information to the extent owned or controlled by Seller or any of its Affiliates, and related to (A) Product or the Purchased Assets, and (B) other products or assets of Seller.

     1.48 “Supply Agreement” means a certain Single Product Manufacturing and Supply Agreement, dated as of July 22, 2010, by and between Seller and Therapex, a division of E-Z-EM Canada Inc. and related Quality Agreement, dated as of July 22, 2010.

     1.49 “Tax” means all of the following tax in connection with the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by an governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax in the United States; (ii) any Liability for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

     1.50 “Third Party Claim” has the meaning set forth in Section 11.2(d) .

     1.51 “United States” means the United States of America, its territories and possessions.

ARTICLE II. PURCHASE AND SALE OF ASSETS

     2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, or shall cause its relevant Affiliates to, sell, transfer, convey, assign and deliver to Buyer, free and clear from all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase, acquire and accept from Seller and such Affiliates of Seller, all right, title and interest of Seller and such Affiliates in and to the Purchased Assets. Notwithstanding anything in this Agreement to the contrary, (i) from and after the Closing, Seller and its Affiliates shall retain all of their right, title and interest in and to the Excluded Assets; and (ii) Seller may retain an archival copy of all Books and Records and other documents or materials conveyed under this Agreement (but Seller and its Affiliates shall not use any such archival copy for any other purposes than as an archive or as otherwise expressly permitted under this Agreement or agreed upon in writing by Buyer).

     2.2 Assignability and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset is (a) prohibited by any applicable Law or (b) would require any authorizations, approvals, consents or waivers from a third Person or Governmental Authority and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset, unless such failure to transfer such asset would have a Material Adverse Effect, as determined by Buyer in its reasonable discretion, and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such asset. Subject to Section 8.2, in the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that Seller and Buyer shall not be required to pay any consideration to obtain any such authorization, approval, consent or waiver. Subject to Section 8.2, pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. If authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.

     2.3 License to Shared Know-How. From and after the Closing Date, Seller hereby grants to Buyer and its Affiliates a non-exclusive, worldwide, irrevocable and royalty-free license, with the right to sublicense, to the Shared Know-How solely to research, develop, make, have made, use, import, export, distribute, sell and otherwise commercialize Product.

ARTICLE III. ASSUMPTION OF LIABILITIES

     Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy, perform, pay and discharge the Assumed Liabilities. Seller shall retain responsibility for and shall satisfy, perform, pay and discharge the Excluded Liabilities.

ARTICLE IV. PURCHASE PRICE AND PAYMENT

     4.1 Purchase Price. As consideration for the Purchased Assets, Buyer shall (i) deliver or cause to be delivered to Seller at the Closing, an amount equal to One Million Dollars $1,000,000 (the “Purchase Price”) in immediately available funds by wire transfer into an account designated by Seller; and (ii) assume the Assumed Liabilities at the Closing. If the quantity of Product delivered to Buyer under the Outstanding Inventory Purchase Order is less than ninety percent (90%) of the number of units ordered, then the Purchase Price shall be adjusted after Closing by an amount calculated by subtracting the number of actual units delivered from <> and multiplying the result by $<>.

     4.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 4.2 hereto. Buyer and Seller agree (a) to report the sale and purchase of the Purchased Assets for Tax purposes in accordance with the allocations set forth on Schedule 4.2 hereto and (b) not to take any position inconsistent with such allocations on any of their respective tax returns.

     4.3 Payment of Sales, Use and Other Taxes. Buyer shall be solely responsible for all sales, use, transfer, value added and other similar Taxes, if any, typically paid by the purchaser of personal property and arising out of the sale by Seller and its Affiliates of the Purchased Assets to Buyer pursuant to this Agreement. For clarity, Buyer shall have no liability for income taxes or gross receipts taxes payable by Seller.

ARTICLE V. CLOSING

     5.1 Time and Place. The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place on the Closing Date, at the offices of Seller, unless another place shall be agreed to by the parties.

5.2 Deliveries at Closing.

     (a) Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

     (i) physical possession of all tangible personal property included in the Purchased Assets, which Buyer may accept and receive within sixty (60) days after the Closing Date without incurring charges for storage, including (A) the Inventory (which shall be delivered at the respective locations thereof at the time of the Closing), subject to Section 8.14 below; (B) the Regulatory Approvals; and (C) the Books and Records, and appropriate documents of transfer related thereto in form and substance reasonably acceptable to Seller and Buyer;

     (ii) an original Intellectual Property assignment of the Intellectual Property in form and substance reasonably acceptable to Seller and Buyer;

     (iii) assignment and assumption agreements, in form and substance reasonably acceptable to Seller and Buyer, assigning to Buyer all rights and obligations of Seller and its Affiliates under the Supply Agreement;

     (iv) copies of all Seller Governmental Consents and Required Seller Third Party Consents and all Other Seller Third Party Consents obtained as of Closing; and

     (v) the certificates and other documents to be delivered pursuant to Article X hereof.

     (b) Closing Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller:

     (i) the Purchase Price;

     (ii) such instruments of assumption and other instruments or documents, in form and substance reasonable acceptable to Seller and Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities, including, but not limited to assumption of the Supply Agreement;

     (iii) copies of all Buyer Consents; and

     (iv) the certificates and other documents to be delivered pursuant to Article IX hereof.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to such exceptions as are specifically disclosed in a disclosure schedule (referencing the appropriate Sections hereof) attached hereto (the “Seller Disclosure Schedule”), which Seller Disclosure Schedule shall be deemed to be representations and warranties of Seller as if made herein, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

     6.1 Authority of Seller. Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     6.2 Consents and Approvals.

     (a) Section 6.2(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority that are required by or with respect to Seller or its Affiliates in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, except for such consents, waivers, approvals, orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, would not have a Material Adverse Effect or materially impair or delay Seller’s ability to perform its obligations hereunder (the “Seller Governmental Consents”).

     (b) Section 6.2(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental Authority) that are required by or with respect to Seller or its Affiliates in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, except for such consents, waivers, approvals, or authorizations the failure to obtain which, and such notices the failure to give which, would not have a Material Adverse Effect or materially impair or delay Seller’s ability to perform its obligations hereunder (the “Required Seller Third Party Consents”).

     (c) Section 6.2(c) of the Seller Disclosure Schedule sets forth a complete and accurate list of other consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental Authority) that are required by or with respect to Seller or its Affiliates in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, which Buyer acknowledges and agrees are not material to the Product or the Purchased Assets (the “Other Seller Third Party Consents”).

     6.3 Non-Contravention. The execution and delivery by Seller of this Agreement does not, and the performance by it or its relevant Affiliates of its or their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws or other organizational documents of Seller or its relevant Affiliates;

     (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller, the Product, or the Purchased Assets, assuming the receipt of all consents, waivers, approvals, orders or authorizations of Governmental Authorities required to be obtained by Seller and the making of all registrations, declarations or filings with Governmental Authorities required to be made by Seller; or

     (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under the Supply Agreement, other than such conflicts, breaches or defaults as would not have an Material Adverse Effect and assuming the receipt of all consents, waivers, approvals, or authorizations of any third party (other than a Governmental Authority) required to be obtained by Seller and the giving of all notices to any third party (other than a Governmental Authority) required to be given by Seller.

     6.4 Supply Agreement. The Supply Agreement is the only Contract material to Seller’s manufacturing, marketing, sale or distribution of Product in the ordinary course of business prior to the Closing. The Supply Agreement is in effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller or an Affiliate of Seller; and Seller or an Affiliate has performed all of its required material obligations under, and neither Seller nor any Affiliate is in material violation or material breach of or default under, such Contract.

     6.5 Intellectual Property Rights.

     (a) Section 6.5(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property. Except as set forth in Section 6.5(a) of the Seller Disclosure Schedule, Seller or its Affiliates own all right, title and interest in and to, or have a license, sublicense or other permission to use, all of the Registered Intellectual Property, free and clear of all Encumbrances except Permitted Encumbrances. All necessary registration, maintenance and renewal fees due in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant copyright, trademark or other Governmental Authorities for the purposes of maintaining such Registered Intellectual Property.

     (b) Seller or its Affiliates own all right, title and interest in and to all of the Intellectual Property, free and clear of all Encumbrances except Permitted Encumbrances.

     (c) Neither Seller nor any of its Affiliates has received any written notice from any Person, or has Knowledge, that the Product, infringes or misappropriates the intellectual property rights of any third party.

     (d) All trademarks included in the Registered Intellectual Property are the subject of current registrations. There are no third-party rights in Seller’s current registrations relating to the Product. Seller and its Affiliates have no Knowledge of any prior use, infringement, piracy or counterfeiting of such trademarks, any superior rights by any third party in such trademarks, or any adverse claims pertaining to such trademarks.

     6.6 Litigation. There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to, affecting or arising in connection with (i) the Product; (ii) Purchased Assets; (iii) this Agreement; or (iv) the transactions contemplated by this Agreement. Seller is not subject to any order that could reasonably be expected to materially impair or delay the ability of Seller to perform its obligations under this Agreement.

     6.7 Compliance with Law. Except as described in Section 6.7 of the Seller Disclosure Schedule, Seller and its Affiliates have manufactured, marketed and sold the Product substantially in compliance with all applicable Laws, except where failure to so comply would not reasonably be expected to result in a Material Adverse Effect, and neither Seller nor any of its Affiliates has received any written notice alleging any violation of Laws in connection with activities related to Product.

     6.8 Inventory. To Seller’s Knowledge, based solely on warranties made by the supplier, all of the finished Product included in Inventory:

     (i) were produced or manufactured and stored in accordance with the specifications for such Product as set forth in the applicable Regulatory Approval and substantially in compliance with applicable Law;

     (ii) are free from defects in processing, materials and workmanship;

     (iii) were manufactured, packaged, tested and stored in conformity with then-current cGMPs; and

     (iv) are not adulterated or misbranded within the meaning of the United States Federal Food Drug and Cosmetic Act (21 U.S.C. Section 301 et seq.), as amended from time to time or any other Law.

     Seller or its Affiliates at Closing will have, and Buyer will receive at Closing or, in the case of Inventory to be delivered under the Outstanding Inventory Purchase Order, upon delivery of such Inventory, good and marketable title to the Inventory free and clear of any Encumbrances. There are no inventory management agreements or commitments related to the Product. The Outstanding Inventory Purchase Order is the only purchase order outstanding for the Product pursuant to the Supply Agreement.

     Seller further represents that, since January 1, 2010, Seller and its Affiliates have not effected a price change with respect to Product, and have not “loaded the channel” by selling Product in a manner that is inconsistent with Seller’s normal sales channel practices prior to January 1, 2010.

     6.9 Regulatory Matters. All of the Regulatory Approvals are current and in full force and effect, have been duly and validly issued, and are owned exclusively by Seller or its Affiliates. The Product is covered by a Regulatory Approval in the United States described in Section 6.9 of the Disclosure Schedule. Seller has not sought or obtained any Regulatory Approval for the Product, and has not marketed or sold the Product, outside of the United States. There is no Action or Proceeding by any Governmental Authority pending or, to the Knowledge of Seller, threatened seeking the recall of the Product or the revocation or suspension of any Regulatory Approval. Seller has made available to Buyer complete and correct copies of all Regulatory Approvals. There have been no past recalls involving the Product.

     6.10 Brokers. Seller has engaged a broker in connection with the transaction contemplated by this Agreement. Buyer will have no obligation to pay fees of any brokers, finders, investment bankers, or financial advisors engaged by Seller in connection with this Agreement or the transactions contemplated hereby, and such fees will be paid by Seller.

     6.11 No Non-Competition Agreements or Preferential Obligations. The Purchased Assets are not subject to any non-competition agreements with, or other agreements granting preferential rights to purchase or license the Purchased Assets to, third parties.

     6.12 Financial Information. The income statement related to the Purchase Assets and the Product set forth in Schedule 6.12 hereto is true and correct in all material respects.

     6.13 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI OF THIS AGREEMENT, SELLER DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY INFORMATION FURNISHED BY SELLER WITH REGARD TO THE PRODUCT, OR THE PURCHASED ASSETS, INCLUDING THE FUTURE PROFITABILITY OF THE PRODUCT, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, BUYER AGREES THAT SELLER SHALL NOT HAVE ANY LIABILITY TO BUYER RESULTING FROM THE DISTRIBUTION OF OR FAILURE TO DISTRIBUTE ANY INFORMATION TO BUYER, OR BUYER’S USE OF ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO BUYER IN ANY FORM.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) attached hereto (the “Buyer Disclosure Schedule”), which Buyer Disclosure Schedule shall be deemed to be representations and warranties of Buyer as if made herein, as follows:

     7.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own its assets and carry on its business as currently conducted by it or as proposed to be conducted. Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer or materially impair or delay Buyer’s ability to perform its obligations hereunder.

     7.2 Authority of Buyer. Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by Law, its Certificate of Incorporation, Bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     7.3 Consents and Approvals. Section 7.3 of the Buyer Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, orders or authorizations of, or registrations, declarations or filings, that are required by Buyer in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder, including, but not limited to any consent of any Governmental Authority (the “Buyer Consents”).

     7.4 Non-Contravention. The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer;

     (b) assuming the receipt of all consents, waivers, approvals, orders or authorizations of Governmental Authorities required to be obtained by Buyer and the making of all registrations, declarations or filings with Governmental Authorities required to be made by Buyer, conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or

     (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which Buyer is a party or by which Buyer or any of its assets is bound.

     7.5 Litigation. There are no Actions or Proceedings pending, or to the Knowledge of Buyer threatened or anticipated, against, relating to, affecting or arising in connection with (a) this Agreement or (b) the transactions contemplated by this Agreement. Buyer is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement.

     7.6 Brokers. Buyer has not retained any broker in connection with the transactions contemplated hereunder. Seller will have no obligation to pay fees of any brokers, finders, investment bankers, or financial advisors engaged by Buyer in connection with this Agreement or the transactions contemplated hereby.

     7.7 Financial Capability. Buyer has secured the funds to effect the Closing.

     7.8 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT, BUYER DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATED TO THIS AGREEMENT.

ARTICLE VIII. COVENANTS OF THE PARTIES

     8.1 [Reserved].

     8.2 Reasonable Best Efforts.

     (a) Subject to Section 8.2(b) below, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents and approvals of all Persons and Governmental Authorities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement.

     (b) Seller shall use its reasonable best efforts to obtain all Other Seller Third Party Consents after Closing.

     8.3 Cooperation. Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Seller’s cooperation in the efforts of Buyer to obtain any consents and approvals of any Governmental Authority required for Buyer to be able to own the Purchased Assets.

     8.4 Access.

     (a) [Reserved].

     (b) Upon the request of Seller, Buyer shall during the seven (7) year period specified in Section 8.4(c) below following the Closing, to the extent permitted by Law, grant to Seller and its representatives the right, during normal business hours, to inspect and copy the Books and Records and other documents obtained from Seller in Buyer’s possession, to the extent pertaining to the Product or the Purchased Assets for Tax purposes and in connection with Actions or Proceedings (except as otherwise stated in Section 8.4(c) below).

     (c) Buyer agrees to keep and maintain all Books and Records and other documents obtained from Seller in existence on the Closing Date for a period of seven (7) years and make personnel of Buyer or its Affiliates available to Seller or its representatives to the extent such access is reasonably related to any Excluded Assets or otherwise necessary for Seller to comply with the terms of this Agreement or comply with any applicable Law, subject to reasonable rules and regulations of Buyer and any applicable Laws. Seller shall reimburse Buyer promptly for its reasonable and necessary out of pocket expenses incurred in complying with any request by or on behalf of Seller under the foregoing sentence (other than the fees and costs of Buyer’s attorneys). Notwithstanding anything in this Agreement to the contrary, Buyer and its personnel shall not be obligated to provide access to any of Buyer’s legally privileged information or documents under this Agreement.

     (d) Prior to the Closing Date, Seller has cooperated with Buyer to create financial statements related to the Product for calendar years 2008 and 2009 and for the period of January 1, 2010 to June 30, 2010, which shall have been audited (before Closing) by Horne, LLP. The Horne, LLP costs of this process shall be borne by Buyer. Such income statements shall be for public filing purposes as Buyer is a wholly-owned subsidiary of a public company, and Seller waives any requirement or obligation of confidentiality or restrictions on public announcements related to the preparation and use of such income statements.

     8.5 Public Announcements. Each of Seller and Buyer agree that, prior and subsequent to the Closing, it and its representatives shall keep the facts surrounding the negotiation of this Agreement and the transactions contemplated hereby, disclosures made in this Agreement, and the results of investigations and audits conducted hereunder, confidential and shall not disclose such information to any other Person through a press release or otherwise (except as necessary to carry out the terms of this Agreement or to the extent such information becomes public information or generally available to the public through no fault of such party or its Affiliates) without the prior written consent of the other party, unless such party has been advised by counsel that disclosure is required to be made under applicable Law. Notwithstanding the foregoing, Buyer and Seller agree to issue the joint public statement announcing the Agreement in the form attached hereto as Exhibit B on such timing as the parties may mutually agree, but, unless the Parties otherwise mutually agree, not more than two (2) days following the execution date. The parties also agree that each Party may issue public statements containing substantially the same information as set forth in Exhibit B after Closing describing Buyer’s acquisition of the Product and consummation of the transaction. Notwithstanding anything in this Agreement to the contrary, each party may make such disclosures as may be required by applicable law, including applicable securities laws or listing requirements.

     8.6 Non-Solicitation/Non-Competition.

     (a) Buyer agrees that, without the prior written consent of Seller, for a period commencing on the date hereof and expiring on the second anniversary of the Closing Date, Buyer will not directly or indirectly (a) induce, encourage or solicit any officer or employee of Seller or any of its Affiliates to leave such employment to accept any other position or employment with Buyer, or (b) assist any Affiliate or representative of Buyer in hiring such employee; provided that the running of newspaper advertisements, Internet postings and other means of general distribution shall not be a violation of the foregoing.

     (b) Seller agrees that, for a period of ten (10) years from the Closing Date, neither it nor any of its Affiliates, will directly or indirectly, through a partnership, licensing arrangement or any other structure, market, sell, distribute or otherwise make available a product that is a 5-HT3 receptor antagonist labeled as an anti-emetic in any formulation or dosing, provided that the foregoing limitation shall not apply to a generic version of any such product that does not contain Granisetron in any form or presentation.

     8.7 Corporate Names.

     (a) Except as set forth in this Section 8.7, following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to any names, trademarks, trade names, trade dress or logos relating to Seller or any of the Affiliates of Seller or any of their products other than those included in the Intellectual Property (the “Corporate Names”).

     (b) Buyer may use for up to twelve (12) months following the Closing (or such shorter period as any Governmental Authority shall designate), items of Inventory that bear any of the Corporate Names, it being understood that Buyer will use its commercially reasonable efforts to use or sell such items of Inventory prior to selling any Product under a different trademark or trade name.

     8.8 Assistance in Collecting Certain Amounts. From and after the Closing Date, Buyer shall assist, cooperate with and consult with Seller and its Affiliates, at Seller’s request, in connection with the collection of Accounts Receivable relating to products or goods shipped or sold by Seller or its Affiliates before the Closing Date, and Buyer shall remit promptly to Seller or the relevant Affiliate any payments or other sums received by Buyer that relate to any sales, shipments or other matters occurring before the Closing Date or that otherwise are properly for the account of Seller or its Affiliates. Seller shall, and shall cause its Affiliates to, remit promptly to Buyer any payments or other sums received by Seller or any Affiliates after the Closing Date that relate to any sales or shipments made by Buyer after the Closing Date and Seller shall, and shall cause its Affiliates to, use reasonable efforts to transmit to Buyer all written inquiries or orders, and to refer to Buyer all oral inquiries or orders, relating to the Product (to the extent relating to operations thereof following the Closing) that are received by Seller or any Affiliate following the Closing Date.

     8.9 [Reserved].

     8.10 Differentiation of Products. Within sixty (60) days after the Closing, Buyer shall institute appropriate procedures to ensure that the Product manufactured, finished or sold by, or on behalf of, Buyer can be distinguished from the Product manufactured, finished or sold by, or on behalf of, Seller and its Affiliates.

     8.11 Regulatory Matters.

     (a) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms of this Agreement, but consistent with Sections 8.14 and 8.15 hereof, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of such Regulatory Approval, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Authority; (ii) taking all actions and conducting all communication with third parties in respect of the Product sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of the Product sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval).

     (b) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, Seller promptly shall notify Buyer if Seller receives a complaint or a report of an adverse drug experience in respect of a Product sold pursuant to such Regulatory Approval. In addition, Seller shall cooperate with Buyer’s reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the reporting, investigation of and response to any complaint or adverse drug experience to enable Seller to meet its regulatory reporting obligations prior to transfer by Seller to Buyer of each Regulatory Approval, and thereafter to the extent related to a Product sold by Seller or its Affiliates.

     (c) From and after the Closing Date, Buyer, at its cost, shall be solely responsible and liable for conducting all voluntary and involuntary recalls of units of Product sold after the Closing Date pursuant to such Regulatory Approval , including recalls required by any Governmental Authority. Seller shall be responsible for all costs related to any voluntary and involuntary recalls of units of the Product sold by Seller prior to the Closing Date. Seller promptly shall notify Buyer in the event that a recall of product sold by Seller or its Affiliates is necessary or advisable.

     8.12 Product Returns. From and after the Closing Date, Buyer, at its cost, shall be solely responsible and liable for all returns of the Product sold by Buyer after the Closing Date. Seller shall be responsible for all costs of returns of Product sold by Seller prior to the Closing Date.

     8.13 Further Assurances.

     (a) On and after the Closing, Seller shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

     (b) On and after the Closing, Buyer shall from time to time, at the request of Seller, take such actions as Seller may reasonably request, in order to more effectively consummate the transactions contemplated by this Agreement, including Buyer’s assumption of the Assumed Liabilities.

     8.14 Transitional Assistance by Seller. During a transitional period of up to one hundred twenty (120) days following the Closing (or such lesser period as Buyer completes arrangements for transfer of such distribution activities), Seller shall maintain distribution of the Product in a manner and level of effort consistent with the distribution activities of Seller and its Affiliates during the calendar year 2009, and in accordance with all legal requirements. Seller shall use Product from Buyer’s inventory for such distribution activities. Buyer shall pay Seller, within ten (10) days after the end of each month during which Seller provides such distribution services, an amount equal to $1,000 per month (pro-rated for any partial month) plus Seller’s out-of-pocket costs associated with such services.

     8.15 Regulatory Transition by Seller. During a transitional period of up to sixty (60) days following the Closing (or such sooner period as Buyer completes arrangements for transfer of such regulatory activities), Seller shall assist Buyer in the maintenance of the Regulatory Approvals of the Product and carry out the other regulatory compliance activities required to be carried out under the Regulatory Approvals (to the extent that such activities have not then been taken over by Buyer) in a manner and level of effort consistent with the regulatory procedures of Seller and its Affiliates during the calendar year 2009, and in accordance with all legal requirements. Except as set forth in the previous sentence, all costs and expenses for such regulatory transition services will be the responsibility of the party incurring such costs and expenses; provided, however, that any travel expenses incurred by Seller’s personnel in connection with providing such services will be paid promptly by Buyer. Buyer shall provide all information and cooperation as is reasonably requested by Seller in connection with the activities contemplated under this Section. Buyer shall make all filings with, and take all other actions required by, applicable Governmental Authorities that are necessary to permit Seller to perform its obligations under this Section 8.15.

     8.16 Confidentiality. For a period of ten (10) years following the Closing Date, Seller shall maintain the confidentiality of all Books and Records, Product Know-How and other information contained within the Purchased Assets that is of a confidential nature, and shall not disclose such information to any third party without the prior written consent of Buyer. Such obligation of confidentiality shall not apply to any specific item of information that: (i) is now or later made known to the public through no default by Seller or Affiliates; (ii) is acquired from a third party, having a right to disclose such information; or (iii) is required to be disclosed by Law, so long as Buyer is given advance notice of such disclosure and an opportunity to seek a protective order or confidential treatment.

ARTICLE IX.[RESERVED]

ARTICLE X. [RESERVED]

ARTICLE XI. INDEMNIFICATION

     11.1 Survival of Representations, Warranties, Etc.. The representations and warranties of Seller or Buyer contained in this Agreement shall survive the Closing and remain in full force and effect until the Expiration Date. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate on the Expiration Date; provided that if notice of any claim for indemnification pursuant to Section 11.2(a)(ii) or 11.2(b)(ii) shall have been given prior to the Expiration Date and such notice describes with reasonable specificity or description the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.

     11.2 Indemnification.

     (a) By Seller. Subject to Section 11.3, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, and expenses (including reasonable fees and disbursements of attorneys) (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement of Seller under this Agreement; (ii) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement; (iii) the Excluded Liabilities; or (iv) the marketing, distributing, handling, sale or use of the Product prior to the Closing or the manufacture of any Product sold prior to the Closing.

     (b) By Buyer. Subject to Section 11.3, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement of Buyer under this Agreement; (ii) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement; (iii) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities or the breach of the Supply Agreement after Closing; or (iv) the marketing, distributing, handling, sale or use of the Product after Closing or the manufacture (whenever occurring) of any Product sold after to the Closing.

     (c) Procedures. The indemnified Party shall give the indemnifying Party written notice of any Third Party Claim (defined below) (an “Indemnification Claim Notice”) within thirty (30) days (or such other additional period that the Indemnified Party can establish is reasonably necessary to permit it to determine whether to make a request for indemnification) of any Damages or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 11.2(a) or Section 11.2(b), but in no event shall the indemnifying Party be liable for any Damages that result from failure to provide such notice within such period. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement (the “Indemnified Party”).

     (d) Third Party Claims. The obligations of an indemnifying Party under this Section 11.2 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 11.2(a) or Section 11.2(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

     (i) The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party at any time after the indemnifying Party’s receipt of an Indemnification Claim Notice with respect to such Third Party Claim. The assumption of the defense of a Third Party Claim by the indemnifying Party shall be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnitee for Damages in respect of such Third Party Claim. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim to the extent not previously provided. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. Notwithstanding anything in this Agreement to the contrary, in the event that it is later determined that the negligence or willful misconduct of the Indemnified Party caused, or was a contributing cause to, the Third Party Claim or the Damages relating thereto, the Indemnified Party shall reimburse the indemnifying Party for the legal costs and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages, or its equitable proportion, as the case may be, incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

     (ii) Without limiting Section 11.2(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense unless (A) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (B) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.2(d)(i) (in which case the Indemnified Party shall control the defense).

     (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.2(d)(i), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise voluntarily dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other voluntary disposition of Damages by an Indemnitee that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

     (iv) Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. To the extent the records of the Indemnitee referenced in this Section 11.2(d)(iv) are privileged by an attorney-client relationship, the parties shall cooperate in a manner as to preserve such privilege but to afford the indemnifying Party with all information relevant to such Third Party Claim.

     11.3 Limitations.

     (a) Except as set forth in paragraph (c), in no event shall Seller be liable for any Damages pursuant to Section 11.2(a) unless and until the aggregate amount of all such Damages exceeds $50,000, in which case the Seller shall be liable for all such Damages (from the “first dollar” and not only in excess of $50,000), subject to paragraph (b).

     (b) Notwithstanding Section 11.2(a), except as set forth in paragraph (c), Seller will not be required to indemnify Buyer for Damages pursuant to Section 11.2(a) that exceed a maximum aggregate liability of $1,000,000.

     (c) The limitations contained in paragraphs (a) and (b) shall not apply to (i) product liability claims arising specifically out of use of units of Product sold by Seller prior to the Closing Date, or (ii) the Excluded Liabilities.

     (d) The amount of any Damages under Section 11.2(a) or Section 11.2(b), as the case may be, shall be reduced by the net amount of any insurance proceeds paid to the Indemnified Party relating to such claim, after upward adjustment for any insurance proceeds repayment obligations owed as a result of receipt of such indemnification.

     (e) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY NOR APPLY TO THIRD PARTY CLAIMS.

     11.4 Buyer Insurance. Buyer shall maintain in effect during the five (5) year period following the Closing Date in which Product is being marketed or sold, and for at least two (2) years following such period of such marketing and sales, product liability insurance with a reputable, national insurance provider, in the amount of $2,000,000 per occurrence and $5,000,000 in aggregate, naming Seller as a named insured, and providing for written notice to Seller in the event of a modification or termination of such coverage. Buyer shall, at the Closing, provide to Seller a certificate evidencing the foregoing coverage, and shall during such period thereafter provide confirmation of such insurance at Seller’s request.

     11.5 Seller Insurance. Seller shall maintain in effect during the three (3) year period following the Closing Date product liability insurance with a reputable, national insurance provider, in the amount of $2,000,000 per occurrence and $5,000,000 in aggregate, covering liability on sales of Product for periods prior to the Closing Date, naming Buyer as a named insured, and providing for written notice to Buyer in the event of a modification or termination of such coverage. Seller shall, at the Closing, provide to Buyer a certificate evidencing the foregoing coverage, and shall during such period thereafter provide confirmation of such insurance at Buyer’s request.

     11.6 Remedies Exclusive. From and after the Closing, the remedies set forth in this Article XI shall be exclusive and in lieu of any other remedies that may be available to the Indemnitees pursuant to any statutory or common law with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of any breach of this Agreement (including alleged breaches or inaccuracies of any representation, warranty or covenant or for any alleged misrepresentation) or the transactions contemplated hereby; provided, however, that Buyer or Seller may seek appropriate equitable relief in a court of proper jurisdiction. Nothing herein is intended to, nor shall be construed to, affect, have an interpretative effect on, modify or terminate any other contract between either party hereto or its affiliates or any rights or obligations under any such contracts.

ARTICLE XII. [RESERVED]

ARTICLE XIII. MISCELLANEOUS

     13.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the parties at the following addresses or facsimile numbers:

If to Buyer to:	PediatRx, Inc.
c/o David Tousley
14610 Pawnee Street
Leawood, Kansas 66224

With copies to:	PediatRx, Inc.
90, Fairmount Road West
Califon, NJ, 07830 USA
Attention: Chief Executive Officer

With copies to:	Joe Carusone and Cameron Durrant
c/o Striker Energy Corporation
360 Bay Street, Ste 901
Toronto, Ontario, Canada

If to Seller to:	Cypress Pharmaceuticals, Inc.
135 Industrial Boulevard
Madison, MS 391110
Attention: Chief Executive Officer

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation, provided a confirmation copy is sent by mail and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto in accordance with the terms of this Section.

     13.2 Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     13.3 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

     13.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     13.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each party hereto.

     13.6 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     13.7 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto, other than to an Affiliate or to a successor in interest of such party by reason of a merger, acquisition or sale of all or substantially all of the assets of such party with a guarantee of performance by the assigning party, and any attempt to do so, other than as permitted above, will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

     13.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     13.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties.

     13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed in such state, without giving effect to conflicts of laws principles.

     13.11 Consent to Jurisdiction and Forum Selection. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the local and federal courts located in the State of New York. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the local and federal courts located in the State of New York shall have personal jurisdiction and venue over each of them for purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and agrees to accept service of process sufficient for personal jurisdiction in any action against it as contemplated by this section by registered or certified mail, return receipt requested, postage prepaid to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 13.1 of this Agreement for the giving of notice. Any final judgment received against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     13.12 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     13.13 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     13.14 Schedules, Exhibits and Other Agreements. The Exhibits, Schedules, other agreements, certificates and notices specifically referred to in this Agreement, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder.

     13.15 Seller and Its Affiliates. Seller hereby acknowledges that any reference to Seller in this Agreement shall be to Seller and those of its Affiliates that own or possess the Purchased Assets. Seller also agrees that any reference to action to be taken by Seller under this Agreement shall, without further expression, include a covenant by Seller to cause those of its Affiliates that own or possess the Purchased Assets to take such action, as the case may be.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

Cypress Pharmaceuticals, Inc.

By:	/s/ Max E. Draughn
Max E. Draughn
Chief Executive Officer

PediatRx, Inc.

By:	/s/ David L. Tousley
Name: David L. Tousley
Title: Treasurer and Secretary

Exhibit A

Outstanding Inventory Purchase Order

** PURCHASE ORDER **

PAGE: 1

HAWTHORN PHARMACEUTICALS, INC.
135 INDUSTRIAL BLVD
MADISON, MS 39110
DEA# RH0302567

(601) 856-4393

P.O. NUMBER: H051001
ORDER DATE: 05/11/10

VENDOR NO: 0001029

VENDOR:
Therapex
11 065 boul. L-H Lafontaine
Anjou QC H1J 2Z4

SHIP TO:
HAWTHORN PHARMACEUTICALS, INC.
135 INDUSTRIAL BLVD
MADISON MS 39110

CONFIRM TO:

REQUIRED DATE	SHIP VIA	F.O.B	TERMS
07/15/10			Net 30

ITEM NO.	UNIT	ORDERED	RECEIVED	BACK ORD	UNIT COST	AMOUNT
63717-801-30 Granisol 30mL	EACH	[redacted]	0 WHSE: 000	0	[redacted]	117,180.00

NET ORDER:	117,180.00
SALES TAX:	.00
FREIGHT:	.00
ORDER TOTAL:	117,180.00

Exhibit B

Form of Press Release

Release: July <>, 2010

PEDIATRX ACQUIRES GRANISOL™

FIRST ACQUISITION FOR SPECIALTY PHARMACEUTICAL COMPANY

CALIFON, NEW JERSEY, July <>, 2010 – PediatRx, Inc. (“PediatRx”), a wholly owned subsidiary of Striker Energy Corp.(SKRY:OTCBB) today announced that it has signed a definitive agreement and has completed the acquisition of all of the assets associated with Granisol™ (granisetron HCl) Oral Solution (“Granisol™”) from Cypress Pharmaceuticals, Inc.

Granisol™ is used in cancer care to treat nausea and vomiting associated with cancer therapy. Granisol™ has been approved for use by the U.S. Food and Drug Administration and is expected to be an important source of revenue for PediatRx.

“We are very pleased to launch our company with this product and look forward to increasing the awareness of the strong merits of Granisol™,” said Dr. Cameron Durrant President and Chief Executive Officer of PediatRx.

About PediatRx, Inc.
PediatRx is a specialty pharmaceutical company dedicated to marketing and formulating effective therapies and supportive care products for patients hospitalized for serious conditions including cancer. PediatRx is incorporated under the laws of the State of Nevada, and is a wholly owned subsidiary of Striker Energy Corp.

About Striker Energy Corp.
Striker Energy Corp. is incorporated under the laws of the State of Nevada and is publicly traded under the symbol SKRY on the over-the-counter bulletin board.

For Further Information
PediatRx, Inc.
Phone: 1-866-530-5258
Email:

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import can be used to identify forward-looking statements. Forward-looking statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include statements about Striker’s expectation that, following closing, Granisol is expected to be an important source of revenue, its plans to implement a focused-commercialization strategy and its objective of improving awareness of Granisol in the United States. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risk that the infrastructure required to implement plans to commercialize Granisol, and the risks and uncertainties inherent in general business endeavors. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Striker Energy Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

# # #

Schedule 1.25

Intellectual Property

Granisol® trademark

Schedule 4.2

Purchase Price Allocation

Sales Price - $1,000,000 (subject to adjustment for actual number of units delivered, in accordance with section 4.1, if units delivered are less than <>)

New Inventory - $117,180.00 (<>)

Net - $882,820.00 (Gain to Seller, product acquisition rights (intangible asset) to Buyer) (subject to adjustment for actual number of units delivered at $<>)

Schedule 6.2(a)

Seller Governmental Consents

None.

Buyer has responsibility for obtaining a new National Drug Code (“NDC”) and for submitting the NDC to FDA and requesting transfer to Buyer of the Abbreviated New Drug Application (ANDA) for Product. Buyer is also responsible for recording trademark assignments with the United States Patent and Trademark Office.

Schedule 6.2(b)

Required Third Party Consents

Consent of Therapex, a division of E-Z-EM Canada Inc. to assignment by Seller of the Supply Agreement to Buyer.

Consent of Trustmark National Bank under an Amended and Restated Loan Agreement dated as of April 30, 2010.

Consent of Keith Pritchard (“Collateral Agent”) under a Security Agreement between Seller and Collateral Agent on behalf of certain noteholders, dated as of August 19, 2009.

Schedule 6.2(c)

Other Seller Third Party Consents

None.

Schedule 6.5(a)

Registered Intellectual Property

United States registered trademark 3,739,736: Granisol®

Schedule 6.7

Compliance

None.

Schedule 6.9

Regulatory Approvals

FDA-approved Abbreviated New Drug Application (ANDA) for Product in the United States.

Schedule 6.12

Income Statement

Hawthorn Pharmaceutical

Granisol Income Statement

	2010	2009	2008
Gross sales	$117,503	$325,600	$803,984
Sales deductions	40,211	118,823	313,133
Net sales	77,292	206,777	490,851
Cost of goods sold	48,243	134,914	311,906
Gross margin	29,049	71,863	178,945
Development expense	15,165	45,179	39,623
Net operating profit	13,884	26,684	139,322
Provision for income tax	5,137	9,873	51,549
Net income	$8,747	$16,811	$87,773

Schedule 7.3

Buyer Consents

None.